Exhibit 99.1

August 2, 2024

COMPANY CONTACT:

FutureFuel Corp.

Thomas McKinlay

(314) 854-8352

www.futurefuelcorporation.com

FutureFuel Announces Director Resignation

CLAYTON, Mo. (August 2, 2024) -- FutureFuel Corp. (NYSE: FF) ("FutureFuel” or the "Company”), a manufacturer of custom and performance chemicals and biofuels, announced today Rose M. Sparks resigned from the Company’s Board of Directors, effective as of July 30, 2024. Mrs. Sparks’ resignation was not the result of any dispute or disagreement with the Company or the Board. Mrs. Sparks had served on the Board of Directors since 2019. The Company thanks Mrs. Sparks for her dedicated service to the Company. Mrs. Sparks continues to serve as the Company’s and FutureFuel Chemical Company’s chief financial officer.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers ("custom chemicals”), as well as multi-customer specialty chemicals ("performance chemicals”). FutureFuel's custom chemicals product portfolio includes proprietary intermediates for major chemical companies and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel. Please visit www.futurefuelcorporation.com for more information.